Exhibit 99.01
NuStar Energy L.P. Reports Strong Fourth Quarter and Full-Year 2022 Earnings Results

Highest Fourth Quarter Net Income and Adjusted EBITDA in Company History

Permian Crude System Volumes Hit Record-Breaking Average of 584,000 Barrels Per Day/13 Percent Above 4Q 2021

Operations Performing Well Across all Systems

Fuels Marketing Segment Up Almost $23 Million Year-Over-Year

Optimization Initiative a Huge Success

Encouraging 2023 Full-Year Outlook

SAN ANTONIO, February 1, 2023 - NuStar Energy L.P. (NYSE: NS) today announced its highest fourth quarter net income and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the company’s history, along with strong full-year 2022 results fueled by record-breaking volumes in its Permian Crude System and strong performance in its Fuels Marketing Segment.

“Given how 2022’s historic inflation and volatility made for a bumpy ride around the globe and across financial markets, I am particularly proud of our results last year, which once again demonstrate the stability and strength of NuStar’s business,” said NuStar Chairman and CEO Brad Barron. “Most importantly, we were able to deliver on our top financial priorities – to fund all our spending with internally generated cash flows and continue to strengthen our balance sheet by beginning our initiative to repurchase the outstanding Series D preferred units.”

NuStar reported net income of $92 million for the fourth quarter of 2022, or $0.18 per unit, compared to net income of $58 million, or $0.19 per unit, for the fourth quarter of 2021. Results for the fourth quarter of 2022 include a $16 million gain from insurance proceeds to rebuild tanks at its Selby terminal. Earnings per unit (EPU) for the fourth quarter of 2022 also included a $0.31 per unit premium related to the repurchase of a portion of the Series D preferred units. Excluding the effects of these items, adjusted net income was $75 million for the fourth quarter of 2022, or $0.34 per unit, compared to adjusted net income of $52 million, or $0.14 per unit, for the fourth quarter of 2021.

In addition to the insurance proceeds, Barron noted that both 2022 and 2021 included non-cash charges that impacted full-year net income, making an apples-to-apples comparison difficult. For example, for full-year 2022, NuStar reported net income of $223 million, or $0.36 per unit, compared to net income of $38 million, or a net loss of $0.99 per unit, for the year ended 2021.

“However, excluding the non-cash charges and insurance proceeds, as well as the EPU impact from the repurchase of a portion of the Series D preferred units in the fourth quarter of 2022, our full-year 2022 adjusted net income was $250 million, or $0.92 per unit, compared to 2021 adjusted net income of $212 million, or $0.60 per unit,” said Barron.

Barron continued, “Our adjusted EBITDA was $197 million for the fourth quarter of 2022, which is the highest fourth quarter adjusted EBITDA in our company’s history. This is up $28 million, or 16 percent, compared to fourth quarter of 2021 adjusted EBITDA of $169 million. Our adjusted EBITDA for full-year 2022 was $722 million, compared to 2021 adjusted EBITDA of $705 million.

“We are proud to have generated higher adjusted EBITDA for 2022 through a combination of revenue improvement and expense optimization, which helped mitigate some of the impact of 2022’s historic inflation.”

Adjusted distributable cash flow (DCF) was $89 million for the fourth quarter of 2022, compared to fourth quarter of 2021 DCF of $63 million. The adjusted distribution coverage ratio was 2.01 times for the fourth quarter of 2022.

Adjusted DCF was $357 million for full-year 2022, compared to adjusted DCF of $333 million in 2021. The adjusted distribution coverage ratio was 2.02 times for full-year 2022.

Operations Performing Well Across all Systems

“Our Pipeline Segment generated $176 million of EBITDA in the fourth quarter of 2022, up $27 million, or 18 percent, over fourth quarter 2021 EBITDA of $149 million, largely due to the strong performance of our Permian Crude System,” said Barron.

NuStar’s Permian Crude System volumes hit another high in the fourth quarter of 2022 with a record-breaking average of 584,000 barrels per day (BPD), up 13 percent over fourth quarter of 2021 volumes.

He also noted that NuStar’s Mid-Continent refined product systems once again delivered solid, dependable revenue contribution in the fourth quarter of 2022.

“In South Texas, we are pleased that our Corpus Christi Crude System throughputs averaged over 368,000 BPD in the fourth quarter of 2022, which is above our minimum volume commitments for the system and eight percent higher than volumes in the third quarter of 2022. We are also encouraged by the continued improvement we saw in January on that system, as our average volumes rose to almost 400,000 BPD last month.”

Barron also noted that operating income and EBITDA in NuStar’s Fuels Marketing Segment were $12 million in the fourth quarter of 2022, a $7 million increase compared to the fourth quarter of 2021, largely due to stronger margins.

“For full-year 2022, our Fuels Marketing Segment generated near-record operating income and EBITDA of $34 million, which was an increase of approximately $23 million compared to full-year 2021 operating income and EBITDA of $11 million.

“In addition, our West Coast region’s revenues continue to grow, as revenues were up around 20 percent compared to the fourth quarter of 2021 and around 10 percent year-over-year, driven in large part by our West Coast renewable fuels strategy,” said Barron.

Balance Sheet Continues to Improve

NuStar Executive Vice President and Chief Financial Officer Tom Shoaf gave a positive update on the company’s continued progress in reducing its debt and building its financial strength and flexibility.

“We ended the fourth quarter of 2022 with a debt-to-EBITDA ratio of 3.98 times,” said Shoaf. “Our total debt balance was $3.3 billion, and our revolver facility availability was over $775 million of the facility’s $1 billion capacity.

“In November, we were able to repurchase about one-third of our Series D preferred units while keeping our debt-to-EBITDA ratio under 4 times for year-end 2022. As we mentioned last quarter, we are now positioned to accelerate our timeframe for addressing the Series D preferred units by completing the redemption in 2024, which is several years ahead of our previously scheduled timeframe. This redemption is another important step in our ongoing optimization and will meaningfully increase our cash flow over the next few years.”

Encouraging 2023 Outlook

Shoaf also gave full-year guidance for net income and EBITDA, as well as strategic capital and reliability capital for 2023.

“We expect to generate full-year 2023 net income in the range of $202 to $240 million and full-year 2023 EBITDA in the range of $700 to $760 million,” said Shoaf.

He also noted that NuStar now plans to spend $130 to $150 million in strategic capital in 2023.

“We expect to allocate approximately $60 million to growing our Permian system and plan to spend about $25 million to expand our West Coast Renewable Fuels Network,” said Shoaf. “In addition, we expect to spend between $25 and $35 million on reliability this year.”

Optimization Initiative a Huge Success

Barron closed by mentioning how integral NuStar’s optimization initiative was to the company’s solid results and in facilitating an important first step to improve its capital structure in 2022.

“By systematically scrutinizing every dollar of spending, we have been able to significantly increase our cash flow with systematic changes that will continue to reap benefits in 2023 and beyond,” said Barron. “And by investing that increased cash flow in our growth footprint, we are already on the path to compounding those benefits, with the EBITDA growth we expect from organic capital projects on our Permian System and in our West Coast Renewables Network, as well as the projects we hope to announce later this year across our Ammonia System.

“We plan to continue to optimize our business and build our financial strength and unitholder value, while we continue to safely and reliably store and transport the essential energy that fuels our lives,” Baron concluded.

Conference Call Details

A conference call with management is scheduled for 10:00 a.m. CT on Wednesday, February 1, 2023, to discuss the financial and operational results for the fourth quarter of 2022. Persons interested in listen-only participation may access the conference call directly at https://edge.media-server.com/mmc/p/bgpdnpyj. Persons interested in Q&A participation may pre-register for the conference call and obtain a dial-in number and passcode at https://register.vevent.com/register/BI757a142163514824bfe28118ca3c0731. A recorded version will be available two hours after the conclusion of the conference call at https://edge.media-server.com/mmc/p/bgpdnpyj.

The conference call may also be accessed through the “Investors” section of NuStar Energy L.P.’s website at https://investor.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 9,500 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The partnership’s combined system has approximately 49 million barrels of storage capacity, and NuStar has operations in the United States and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at https://sustainability.nustarenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2021 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Statement of Income Data:
Revenues:
Service revenues	$299,497	$288,266	$1,120,249	$1,157,410
Product sales	130,463	129,150	562,974	461,090
Total revenues	429,960	417,416	1,683,223	1,618,500
Costs and expenses:
Costs associated with service revenues:
Operating expenses	92,353	100,155	364,989	388,078
Depreciation and amortization expense	63,195	63,080	251,878	266,588
Total costs associated with service revenues	155,548	163,235	616,867	654,666
Costs associated with product sales	108,730	116,612	486,947	417,413
Goodwill impairment loss	—	—	—	34,060
Other impairment losses	—	—	46,122	154,908
General and administrative expenses	34,460	33,873	117,116	113,207
Other depreciation and amortization expense	1,776	1,951	7,358	7,792
Total costs and expenses	300,514	315,671	1,274,410	1,382,046
Operating income	129,446	101,745	408,813	236,454
Interest expense, net	(55,956)	(51,774)	(209,009)	(213,985)
Other income, net	19,024	7,900	26,182	19,644
Income before income tax expense	92,514	57,871	225,986	42,113
Income tax expense	911	353	3,239	3,888
Net income	$91,603	$57,518	$222,747	$38,225

Basic and diluted net income (loss) per common unit	$0.18	$0.19	$0.36	$(0.99)
Basic and diluted weighted-average common units outstanding	110,566,272	109,771,943	110,341,206	109,585,635

Other Data (Note 1):
Adjusted net income	$75,237	$52,030	$249,795	$212,333
Adjusted net income per common unit	$0.34	$0.14	$0.92	$0.60
EBITDA	$213,441	$174,676	$694,231	$530,478
Adjusted EBITDA	$197,075	$169,188	$722,423	$704,586
DCF	$69,937	$63,047	$337,482	$333,034
Adjusted DCF	$89,216	$63,047	$356,761	$333,034
Distribution coverage ratio	1.58x	1.43x	1.91x	1.90x
Adjusted distribution coverage ratio	2.01x	1.43x	2.02x	1.90x

	For the Four Quarters Ended December 31,
	2022	2021
Consolidated Debt Coverage Ratio	3.98x	3.99x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,410,966	1,401,498	1,319,360	1,281,568
Refined products and ammonia pipelines throughput (barrels/day)	611,011	624,209	579,240	585,189
Total throughput (barrels/day)	2,021,977	2,025,707	1,898,600	1,866,757

Throughput and other revenues	$229,935	$203,897	$828,191	$762,238
Operating expenses	53,609	54,719	210,719	202,481
Depreciation and amortization expense	44,726	43,798	178,802	179,088
Other impairment loss	—	—	—	59,197
Segment operating income	$131,600	$105,380	$438,670	$321,472
Storage:
Throughput (barrels/day) (a)	512,504	557,448	480,129	516,094

Throughput terminal revenues	$26,288	$31,623	$110,591	$122,331
Storage terminal revenues	53,165	60,081	223,958	305,337
Total revenues	79,453	91,704	334,549	427,668
Operating expenses	38,744	45,436	154,270	185,597
Depreciation and amortization expense	18,469	19,282	73,076	87,500
Goodwill impairment loss	—	—	—	34,060
Other impairment losses	—	—	46,122	95,711
Segment operating income	$22,240	$26,986	$61,081	$24,800
Fuels Marketing:
Product sales	$120,574	$121,818	$520,486	$428,608
Cost of goods	107,850	116,056	484,477	417,000
Gross margin	12,724	5,762	36,009	11,608
Operating expenses	882	559	2,473	427
Segment operating income	$11,842	$5,203	$33,536	$11,181
Consolidation and Intersegment Eliminations:
Revenues	$(2)	$(3)	$(3)	$(14)
Cost of goods	(2)	(3)	(3)	(14)
Total	$—	$—	$—	$—
Consolidated Information:
Revenues	$429,960	$417,416	$1,683,223	$1,618,500
Costs associated with service revenues:
Operating expenses	92,353	100,155	364,989	388,078
Depreciation and amortization expense	63,195	63,080	251,878	266,588
Total costs associated with service revenues	155,548	163,235	616,867	654,666
Costs associated with product sales	108,730	116,612	486,947	417,413
Goodwill impairment loss	—	—	—	34,060
Other impairment losses	—	—	46,122	154,908
Segment operating income	165,682	137,569	533,287	357,453
General and administrative expenses	34,460	33,873	117,116	113,207
Other depreciation and amortization expense	1,776	1,951	7,358	7,792
Consolidated operating income	$129,446	$101,745	$408,813	$236,454
(a)Prior period throughputs for our Corpus Christi North Beach terminal in the storage segment were restated consistent with current period presentation.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of net income to EBITDA, DCF and distribution coverage ratio.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$91,603	$57,518	$222,747	$38,225
Interest expense, net	55,956	51,774	209,009	213,985
Income tax expense	911	353	3,239	3,888
Depreciation and amortization expense	64,971	65,031	259,236	274,380
EBITDA	213,441	174,676	694,231	530,478
Interest expense, net	(55,956)	(51,774)	(209,009)	(213,985)
Reliability capital expenditures	(8,118)	(12,028)	(32,775)	(40,266)
Income tax expense	(911)	(353)	(3,239)	(3,888)
Long-term incentive equity awards (a)	3,337	3,222	11,434	11,959
Preferred unit distributions	(32,511)	(31,736)	(127,589)	(127,399)
Goodwill impairment loss	—	—	—	34,060
Other impairment losses	—	—	46,122	154,908
Income tax benefit related to impairment loss	—	—	(1,144)	—
Premium on repurchase of Series D Cumulative Convertible Preferred Units	(49,600)	—	(49,600)	—
Other items	255	(18,960)	9,051	(12,833)
DCF	$69,937	$63,047	$337,482	$333,034

Distributions applicable to common limited partners	$44,328	$44,008	$176,746	$175,470
Distribution coverage ratio (b)	1.58x	1.43x	1.91x	1.90x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio and Per Unit Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	Year Ended December 31,
	2022	2021
Operating income	$408,813	$236,454
Depreciation and amortization expense	259,236	274,380
Goodwill impairment loss	—	34,060
Other impairment losses	46,122	154,908
Amortization expense of equity-based awards	13,781	14,209
Pro forma effects of dispositions (a)	(1,760)	(22,710)
Other	(3,607)	1,762
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$722,585	$693,063

Long-term debt, less current portion of finance leases	$3,293,415	$3,183,555
Finance leases (long-term)	(51,127)	(52,930)
Net fair value adjustments, unamortized discounts and unamortized debt issuance costs	33,252	38,315
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)
Consolidated Debt, as defined in the Revolving Credit Agreement	$2,873,040	$2,766,440

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	3.98x	3.99x
(a)These adjustments represent the pro forma effects of the dispositions of the Point Tupper terminal, which was sold in April 2022, and the Eastern U.S. terminals, which were sold in October 2021.

The following are reconciliations of net income / net income (loss) per common unit to adjusted net income / adjusted net income per common unit.

	Three Months Ended December 31, 2022		Year Ended December 31, 2022
Net income / net income per common unit	$91,603	$0.18	$222,747	$0.36
Gain from insurance recoveries	(16,366)	(0.15)	(16,366)	(0.15)
Impairment loss	—	—	46,122	0.42
Income tax benefit related to impairment loss	—	—	(1,144)	(0.01)
Gain on sale	—	—	(1,564)	(0.01)
Premium on repurchase of Series D Cumulative Convertible Preferred Units	—	0.31	—	0.31
Adjusted net income / adjusted net income per common unit	$75,237	$0.34	$249,795	$0.92

	Three Months Ended December 31, 2021		Year Ended December 31, 2021
Net income / net income (loss) per common unit	$57,518	$0.19	$38,225	$(0.99)
Gain from insurance recoveries	(5,488)	(0.05)	(14,860)	(0.13)
Goodwill impairment loss	—	—	34,060	0.31
Other impairment losses	—	—	154,908	1.41
Adjusted net income / adjusted net income per common unit	$52,030	$0.14	$212,333	$0.60

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)

The following is a reconciliation of EBITDA to adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
EBITDA	$213,441	$174,676	$694,231	$530,478
Gain from insurance recoveries	(16,366)	(5,488)	(16,366)	(14,860)
Goodwill impairment loss	—	—	—	34,060
Other impairment losses	—	—	46,122	154,908
Gain on sale	—	—	(1,564)	—
Adjusted EBITDA	$197,075	$169,188	$722,423	$704,586

The following is a reconciliation of DCF to adjusted DCF and adjusted distribution coverage ratio.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
DCF	$69,937	$63,047	$337,482	$333,034
Gain from insurance recoveries	(16,366)	—	(16,366)	—
Premium on repurchase of Series D Cumulative Convertible Preferred Units	49,600	—	49,600	—
Other	(13,955)	—	(13,955)	—
Adjusted DCF	$89,216	$63,047	$356,761	$333,034

Distributions applicable to common limited partners	$44,328	$44,008	$176,746	$175,470
Adjusted distribution coverage ratio (a)	2.01x	1.43x	2.02x	1.90x
(a)Adjusted distribution coverage ratio is calculated by dividing adjusted DCF by distributions applicable to common limited partners.

The following is a reconciliation of projected net income to EBITDA.

Projected for the Year Ended December 31, 2023
Net income	$ 202,000 - 240,000
Interest expense, net	235,000 - 245,000
Income tax expense	3,000 - 5,000
Depreciation and amortization expense	260,000 - 270,000
EBITDA	$ 700,000 - 760,000

NuStar Energy L.P.
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars)

The following are reconciliations for our reported segments of operating income to segment EBITDA and adjusted segment EBITDA.

	Three Months Ended December 31, 2022
	Pipeline	Storage	Fuels Marketing
Operating income	$131,600	$22,240	$11,842
Depreciation and amortization expense	44,726	18,469	—
Segment EBITDA	$176,326	$40,709	$11,842

	Three Months Ended December 31, 2021
	Pipeline	Storage	Fuels Marketing
Operating income	$105,380	$26,986	$5,203
Depreciation and amortization expense	43,798	19,282	—
Segment EBITDA	$149,178	$46,268	$5,203

	Year Ended December 31, 2022
	Pipeline	Storage	Fuels Marketing
Operating income	$438,670	$61,081	$33,536
Depreciation and amortization expense	178,802	73,076	—
Segment EBITDA	617,472	134,157	33,536
Impairment loss	—	46,122	—
Adjusted segment EBITDA	$617,472	$180,279	$33,536

	Year Ended December 31, 2021
	Pipeline	Storage	Fuels Marketing
Operating income	$321,472	$24,800	$11,181
Depreciation and amortization expense	179,088	87,500	—
Segment EBITDA	500,560	112,300	11,181
Impairment losses	59,197	129,771	—
Adjusted segment EBITDA	$559,757	$242,071	$11,181